EXHIBIT 99.1

PRESS RELEASE

Contact:	Sheryl Seyer
Investor Relations
877-777-6560

LA QUINTA CORPORATION ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

Reports Strong Quarter Ahead of Expectations

Dallas (October 28, 2004) — La Quinta Corporation (NYSE: LQI) today announced financial results for the third quarter ended September 30, 2004. The Company will hold a conference call today at 11:00 a.m. (EDT) to discuss these results and its business.

The Company’s third quarter 2004 results include the impact of the Baymont acquisition beginning September 3, 2004. Prior year results do not include results from the Baymont acquisition. A detailed schedule reconciling net loss to Adjusted EBITDA is included in the supplemental tables.

For the third quarter ended September 30, 2004, the Company reported:

•	Revenues of $158 million, a 12% increase compared to 2003.

•	Net loss of $12 million, or ($0.07) per share, versus net loss of $9 million, or ($0.06) per share, in 2003.

•	RevPAR for total company owned La Quinta branded hotels of $41.63, a 5% increase compared to 2003.

•	Adjusted EBITDA of $55 million, a 13% increase compared to 2003.

For the nine months ended September 30, 2004, the Company reported:

•	Revenues of $435 million, a 10% increase compared to 2003.

•	Net loss of $31 million, or ($0.18) per share, versus net loss of $73 million, or ($0.51) per share, in 2003.

•	RevPAR for total company owned La Quinta branded hotels of $40.20, an 8% increase compared to 2003.

•	Adjusted EBITDA of $138 million, a 12% increase compared to 2003.

“We are pleased to report that third quarter results exceeded our expectations,” stated Francis W. (“Butch”) Cash, chairman, president and chief executive officer of La Quinta Corporation. “Adjusted EBITDA exceeded our expectations due to strong results at our La Quinta branded hotels as well as the addition of Baymont. RevPAR from our total company owned La Quinta branded hotels increased 5%, which is particularly strong given that we were competing against our own industry-leading RevPAR gain of 8% in the third quarter of 2003.”

“We are also pleased with the results of our Baymont properties,” continued Mr. Cash. “For the partial month of September, Baymont branded hotel RevPAR was approximately 16% ahead of the

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prior year comparable period.” Additional information regarding the historical data of Baymont Inns & Suites prior to La Quinta Corporation’s acquisition on September 3, 2004 is set forth below under the heading “Historical Data of Baymont Inns & Suites.”

Operating Results
RevPAR for company owned La Quinta branded hotels increased 5% during the third quarter to $41.63, compared to last year’s RevPAR of $39.72. The improvement was driven primarily by an average rate increase of 4%. Occupancy at hotels in the southeast were also favorably impacted by increased demand during and after the hurricanes that struck that area during the quarter. As a result of improving economic conditions, limited service lodging performance in La Quinta branded hotel markets have been improving over the last five quarters. For the quarter, RevPAR for direct competitors of La Quinta branded hotels in all markets increased 7%. La Quinta branded hotel RevPAR in the Company’s top ten markets increased 5% compared to a RevPAR increase of 8% by its direct competitors. For the quarter, La Quinta branded hotels continued to hold a healthy RevPAR premium to its competition, as tracked by Smith Travel Research.

“Our sales force made a significant contribution during the third quarter,” commented Mr. Cash. “We are encouraged by negotiations our salespeople are currently having with the large buyers of hotel rooms for 2005. We have an excellent product that our customers appreciate, as evidenced by our 16th consecutive quarter of improving guest satisfaction.”

“We continue to be focused on shifting our mix of business to higher rated channels,” continued Mr. Cash. “During the third quarter, we managed our third party channels by reducing our inventory of available rooms and increasing our rates. At the same time, we continued to rapidly increase transaction volumes at our proprietary website, which is a more profitable channel for us.”

As of September 30, 2004, the Company had 9,734 La Quinta branded franchise rooms (109 hotels) and 7,416 Baymont branded franchise rooms (87 hotels). During the third quarter, La Quinta branded franchise rooms increased by 122 rooms (2 hotels). On October 13, the Company opened its first international hotel—the La Quinta Inn in Richmond, British Columbia, Canada. The Company currently believes it will open 40 La Quinta branded franchised hotels (approximately 3,000 rooms) during 2004. The pipeline for 2005 remains strong with more than 50 executed contracts, most of which are for new build hotels.

Baymont Acquisition
In early September 2004, the Company completed the acquisition of substantially all of the assets of The Marcus Corporation’s limited service lodging division for a total contract purchase price of approximately $415 million (including approximately $44 million held in escrow pending completion of certain title transfer requirements). As part of the sale, the Company has acquired 90 Baymont Inns & Suites (including one management contract), seven Woodfield Suites and one Budgetel. In addition, the Company acquired all of the trade rights associated with the Baymont, Woodfield Suites, and Budgetel brands, and the Baymont franchise system.

“We are making excellent progress with the integration and appreciate the enthusiasm and efforts of the Baymont and Woodfield employees and franchisees,” continued Mr. Cash. “By closing the acquisition in early September, we were able to capture September revenues, which generated approximately $4 million of incremental Adjusted EBITDA. We expect to complete our systems

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integration during the first quarter of 2005, which will allow us to leverage our existing reservations and property management systems to continue to enhance the Baymont business.”

In October, the Company opened one franchise Baymont branded hotel. The Company is fielding strong interest from potential franchisees for the Baymont brand and expects to open at least 25 Baymonts during 2005.

In addition to growing the La Quinta and Baymont brands through franchising, the Company believes there are opportunities to create shareholder value and more clearly position our brands with the consumer through product upgrades and cross brand conversions. The Company is currently analyzing a group of Baymont hotels for conversion to La Quinta in order to introduce the La Quinta brand into new markets. For current modeling purposes only, the Company currently estimates the total potential capital required to complete the Baymont to La Quinta conversion program to be between $25 million to $45 million.

“With the completion of the Baymont acquisition, we intend to focus on integrating our Baymont assets, growing our brands through franchising and increasing our revenues from existing company owned hotels,” said Mr. Cash. “There may also be additional acquisition opportunities, on a much smaller scale, to fill in or introduce our brands to markets of strategic importance.”

Financial Results
Revenues for the third quarter of 2004 increased 12% over the third quarter of 2003. The revenue increase was primarily the result of the Baymont acquisition and a total company owned La Quinta branded RevPAR increase of 5%.

Net loss was $12 million, or ($0.07) per share, for the third quarter of 2004, versus a net loss of $9 million, or ($0.06) per share, for the third quarter of 2003. The net loss increased during the quarter primarily as the result of a $21 million expense related to the early retirement of the 7.114% note, which was issued in 1997. On August 16, 2004, a third party exercised its call option to purchase the 7.114% note at par, which would have permitted the third party to subsequently remarket the note at an increased interest rate. In response, the Company exercised its option to repurchase the note in lieu of having the note remarketed and the interest rate reset to an increased rate. Additional revenue from company owned hotels partially offset the loss on early extinguishment of debt.

Adjusted EBITDA for the third quarter of 2004 was $55 million, a 13% increase compared to $49 million in the third quarter of 2003 and ahead of prior guidance of $50 million. The increase in Adjusted EBITDA was driven in part by the Baymont acquisition, which contributed approximately $4 million of incremental Adjusted EBITDA. The increase in Adjusted EBITDA also resulted from revenue improvement from company owned La Quinta branded hotels, partially offset by higher labor costs as a result of increased occupancy levels, higher utility and other inn level expenses, and additional corporate expenses related to the Baymont acquisition.

Revenues for the nine months ended September 30, 2004 increased 10% over the same period in 2003. The revenue increase was primarily the result of the Baymont acquisition and a total company owned La Quinta branded RevPAR increase of 8%, partially offset by the loss of revenues due to the sale of company owned La Quinta branded hotels in the second quarter of 2004 and in the second half of 2003.

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Net loss was $31 million, or ($0.18) per share, for the nine months ending September 30, 2004, versus a net loss of $73 million, or ($0.51) per share, for the same period in 2003. The improved net loss for the nine months ended September 30, 2004 was primarily the result of additional revenue from company owned hotels and lower impairment charges, partially offset by early retirement of the 7.114% note and increased direct lodging expenses.

Adjusted EBITDA for the nine months ended September 30, 2004 was $138 million, a 12% increase compared to $123 million for the same period in 2003. The increase in Adjusted EBITDA was driven primarily by the Baymont acquisition and revenue improvement from company owned La Quinta branded hotels, partially offset by higher direct lodging expenses as a result of increased occupancy levels.

During the quarter, the Company received early repayment of $34 million related to a note receivable issued in 2001 in conjunction with a healthcare asset sale. The Company has recognized approximately $2 million of interest income from this note receivable during 2004.

In August, the Company completed a private placement of $200 million of 7% senior notes due 2012 in order to fund the Baymont acquisition. The proceeds from the senior notes and existing cash on hand funded the acquisition cost of $415 million as well as estimated one-time transaction and integration costs. Remaining integration costs, exclusive of any brand conversion activity, are estimated to be approximately $15 million.

At September 30, 2004, the Company had $100 million in cash and cash equivalents and no borrowings under its $150 million credit facility, other than $20 million in letters of credit. The Company’s net debt (total indebtedness less cash and cash equivalents) was $826 million at September 30, 2004.

“We are pleased with our accomplishments during the quarter,” commented David L. Rea, executive vice president and chief financial officer. “We successfully closed the Baymont acquisition, made excellent progress on our integration plan, successfully accessed the capital markets, and delivered strong results from La Quinta branded hotels. With the improving industry conditions, we believe we have an opportunity to increase average rates. In addition, we believe the Baymont acquisition provides us with a significant opportunity to increase Adjusted EBITDA and enhance shareholder value.”

Current Outlook
For the fourth quarter of 2004, the Company anticipates company owned La Quinta branded hotel RevPAR to increase approximately 4% over the fourth quarter of 2003, when the Company reported an industry leading RevPAR increase of 10% over the fourth quarter of 2002. The Company anticipates company owned Baymont branded hotel RevPAR to increase approximately 6% over the prior year comparable period. Adjusted EBITDA is anticipated to be approximately $41 million and excludes estimated integration expenses of $3 million. Net loss is anticipated to be approximately $14 million.

For the full year 2004, the Company anticipates a company owned La Quinta branded hotel RevPAR increase of 7%. Adjusted EBITDA is expected to be approximately $178 million and net loss is expected to be approximately $45 million. Capital expenditures are currently estimated to be approximately $80 million, which includes $20 million related to a redevelopment project in

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downtown San Antonio that is expected to open by the end of the year, as well as capitalized integration costs and normal maintenance capital expenditures for the Company’s owned hotels, but excludes the Baymont acquisition itself.

The Company is in the early stages of budgeting for 2005. Preliminary expectations for 2005 are for approximately 4% to 6% RevPAR growth for company owned La Quinta branded hotels. Preliminary expectations for company owned Baymont branded hotels are for a RevPAR increase of approximately 6% to 8% for 2005, driven by both rate and occupancy increases. Adjusted EBITDA is anticipated to be approximately $220 million to $230 million. Corporate overhead costs will increase for additional support of the Baymont system, but these increases should be largely offset by increased reservation and marketing fee revenues. Capital expenditures for 2005 are currently anticipated to be approximately $100 million, which includes funding for a redevelopment project, conversions between the La Quinta and Baymont brands, corporate capital expenditures, and maintenance capital expenditures for our owned Baymont and La Quinta hotels. Franchising is expected to add approximately 50 La Quintas and approximately 25 Baymonts. Schedules reconciling net loss to Adjusted EBITDA guidance for the fourth quarter, full year 2004, and full year 2005 are included in this press release.

Conference Call and Where You Can Find Additional Information
As previously announced, at 11:00 AM (EDT) today, the Company will hold a conference call and audio webcast to discuss its financial results and business outlook. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Simultaneous with the conference call, an audio webcast of the call will be available via a link on the Company’s website, www.LQ.com, in the Investor Relations—Webcasts section. The conference call can be accessed by dialing 800-366-7640 or International: 303-205-0044. An access code is not required. A replay of the call will be available from 2:00 PM (EDT) on October 28, 2004 through 11:59 PM (EST) on November 4, 2004 by dialing 800-405-2236 (International: 303-590-3000) and entering the access code of 11011994#. The replay will also be available in the Investor Relations—Webcasts section of the Company’s website, www.LQ.com.

About La Quinta Corporation
La Quinta Corporation (NYSE: LQI) is one of the largest owner/operators of limited-service hotels in the United States. Based in Dallas, Texas, the Company owns, operates or franchises more than 560 hotels in 39 states under the La Quinta Inns®, La Quinta Inn & Suites®, Baymont Inns & Suites®, Woodfield Suites® and Budgetel® brands. For reservations or more information about La Quinta Corporation, its brands or franchising program, please visit www.LQ.com.

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Safe Harbor Statement
Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of events to differ materially from those described in the forward-looking statements. Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained. Some of the factors that could cause actual results or the timing of certain events to differ from those described in these forward-looking statements include, without limitation, our ability to successfully grow revenues (through our revenue initiatives, including our franchising programs, our internet distribution initiatives and our frequent stayer programs, or otherwise) and profitability of our lodging business and franchising programs; concentration of our properties in certain geographic areas; our ability to realize sustained labor or other cost savings; the availability and costs of insurance for our properties and business; competition within the lodging industry, including in the franchising of the La Quinta and Baymont brands; our ability to generate attractive rates of return on new lodging investments; the cyclicality of the lodging business; the impact of U.S. military action abroad and/or additional terrorist activities; the effects of a general economic slowdown, including decreases in consumer confidence and business spending, which may adversely affect our business and industry; interest rates; the ultimate outcome of litigation filed against us; the availability of capital for corporate purposes including for debt repayment, acquisitions and capital expenditures; the conditions of the capital markets in general; acquisition-related risks, including the ability to successfully integrate Baymont Inns & Suites and Woodfield Suites into the Company’s operations; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Joint Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004, in the section entitled “Certain Factors You Should Consider About Our Companies, Our Businesses and Our Securities” and in our Joint Registration Statement on Form S-4 filed with the Securities & Exchange Commission on September 29, 2004. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other changes.

Historical Data of Baymont Inns & Suites
La Quinta Corporation acquired substantially all of the assets of The Marcus Corporation’s limited service lodging division on September 3, 2004. The Marcus Corporation has provided us with a limited amount of unaudited historical operating data for the acquired properties related to certain periods prior to the acquisition by La Quinta Corporation. We have recompiled comparable property and reporting period results for Baymont Inns & Suites from this internal, unaudited data. This data has not been audited or otherwise independently verified by the Company or its independent auditors, although the Company has no reason to believe that this data is not accurate in any material respect. As a result, we will only be disclosing approximate RevPAR changes for Baymont through the quarter ending September 30, 2005. Beginning with the quarter ending December 31, 2005, we will be able to disclose more detailed comparable operating data for Baymont.

Statement Concerning Non-GAAP Measurement Tools
The Company uses Adjusted EBITDA as a supplemental measure of the Company’s performance because we believe it gives the reader a more complete understanding of our financial condition and operating results. We use this metric to calculate various financial ratios and to measure our performance, and we believe some debt and equity investors also utilize this metric for similar purposes. Adjusted EBITDA includes adjustments for non-cash income or expenses such as depreciation, amortization and other non-cash items. Adjusted EBITDA is also adjusted for discontinued operations, income taxes, interest expense, net and minority interest (which includes our preferred stock dividends of La Quinta Properties, Inc.), as well as certain cash income or expense that we believe otherwise distorts the comparability of the measure. Adjusted EBITDA is intended to show unleveraged, pre-tax operating results. The impact of investing and financing transactions, as well as income taxes, should also be considered in evaluating overall results. Adjusted EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles (“GAAP”) and our calculation and use of this measure may differ from our competitors. This non-GAAP measure should not be used in isolation or as a substitute for a measure of performance or liquidity prepared in accordance with GAAP. A detailed schedule reconciling GAAP net loss to Adjusted EBITDA is included in the attached supplemental tables.

Supplemental Schedules
Financial Results Other (Income) Expense Supplemental Non-GAAP Financial Data Other Supplemental Information Summary Lodging Statistics	A B C D E

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La Quinta Corporation
Schedule A
Financial Results
(Unaudited)

	Three months ended		Nine months ended
Operating Data:	September 30,		September 30,
(In thousands, except per share data)	2004	2003	2004	2003
Revenues
Lodging	$157,288	$140,112	$431,873	$391,138
Other	315	1,270	2,692	3,865

Total revenues	157,603	141,382	434,565	395,003

Expenses
Direct lodging operations	68,818	62,182	193,772	175,971
Other lodging expenses	20,348	18,783	57,575	55,632
General and administrative	13,750	11,785	45,626	40,797
Interest, net	15,885	16,203	46,179	46,954
Depreciation and amortization	33,301	32,589	92,793	96,361
Impairment of property and equipment	—	520	12,733	67,110
Loss on early extinguishment of debt	21,399	—	21,399	6,202
Other (income) expense	(1,066)	461	(1,834)	1,392

Total expenses	172,435	142,523	468,243	490,419

Loss before minority interest, income taxes, and discontinued operations	(14,832)	(1,141)	(33,678)	(95,416)
Minority interest	(4,574)	(4,534)	(13,803)	(13,646)
Income tax benefit	7,315	1,048	16,275	40,637

Loss before discontinued operations	(12,091)	(4,627)	(31,206)	(68,425)
Discontinued operations, net	—	(4,805)	—	(4,922)

Net loss	$(12,091)	$(9,432)	$(31,206)	$(73,347)

Per Share Data:
Loss before discontinued operations	$(0.07)	$(0.03)	$(0.18)	$(0.48)
Discontinued operations, net	—	(0.03)	—	(0.03)

Net loss per share — basic and assuming dilution	$(0.07)	$(0.06)	$(0.18)	$(0.51)

Weighted average shares outstanding
Basic	176,724	143,225	176,538	143,116
Assuming dilution	176,724	143,225	176,538	143,116

Prior period results have been reclassified to conform to current period presentation.

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La Quinta Corporation
Schedule B
Other (Income) Expense
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions)	2004	2003	2004	2003
(Gain) loss on sale of assets and related costs	$(0.1)	$—	$0.1	$—
Gain on early repayment of note receivable	(2.1)	—	(2.1)	—
Other (1)	1.1	0.5	0.2	1.4

Total other (income) expense	$(1.1)	$0.5	$(1.8)	$1.4

(1)	During the three months ended September 30, 2004, we recognized total expenses of approximately $1.7 million related to the termination and ongoing settlement of the La Quinta retirement plan and non-recurring integration costs associated with the Baymont acquisition and other expenses, partially offset by total income of approximately $0.6 million resulting from an adjustment of amounts previously accrued on the exit of the healthcare business and other income. During the three months ended September 30, 2003, we recognized total expenses of approximately $2.0 million related to the termination and ongoing settlement of the La Quinta retirement plan, an accrual of lease termination expense and other expenses, partially offset by total income of approximately $1.5 million related to a gain on settlement of a split dollar life insurance policy in the healthcare business and other income.

During the nine months ended September 30, 2004, we recognized total expenses of approximately $1.9 million related to the termination and ongoing settlement of the La Quinta retirement plan as well as non-recurring integration costs associated with the Baymont acquisition and other expenses. This expense was partially offset by total income of approximately $1.7 million resulting from the settlement of litigation, return of collateral and an adjustment of amounts previously accrued related to the exit of the healthcare business as well as refunds of public company filing fees and other income. During the nine months ended September 30, 2003, we recognized total expenses of approximately $3.3 million related to the termination and ongoing settlement of the La Quinta retirement plan, an accrual of lease termination expenses and an adjustment of actuarial assumptions on deferred compensation agreements and other expenses, partially offset by total income of approximately $1.9 million related to a gain on settlement of a split dollar life insurance policy in the healthcare business and other income.

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La Quinta Corporation
Schedule C
Supplemental Non-GAAP Financial Data
(Unaudited)

	Three months ended		Nine months ended
Adjusted EBITDA Reconciliation	September 30,		September 30,
(In millions)	2004	2003	2004	2003
Net loss (per GAAP)	$(12.1)	$(9.4)	$(31.2)	$(73.4)
Add:
Depreciation and amortization	33.3	32.6	92.8	96.4
Impairment of property and equipment	—	0.5	12.7	67.1
Minority interest	4.6	4.5	13.8	13.7
Income tax benefit	(7.3)	(1.1)	(16.3)	(40.6)
Interest, net	15.9	16.2	46.2	47.0
Loss on early extinguishment of debt	21.4	—	21.4	6.2
Other (income) expense (1)	(1.1)	0.5	(1.8)	1.4
Discontinued operations, net of tax (2)	—	4.8	—	4.9

Adjusted EBITDA (Non-GAAP)	$54.7	$48.6	$137.6	$122.7

(1)	See attached Schedule B for details on all other activity.

(2)	Discontinued operations for the three and nine months ended September 30, 2003 includes three company owned hotels and TeleMatrix, Inc., a business component, which were sold during the fourth quarter of 2003. The separately identifiable results of operations of the components have been reported as results from discontinued operations for all periods presented.

Adjusted EBITDA Reconciliation (Current Outlook)
(In millions)

	Three months ended		Preliminary
	December 31, 2004	Full Year 2004	Full Year 2005
Net loss (per GAAP)	$(14)	$(45)	$(15)-	(9)
Add:
Depreciation and amortization	37	130	155
Impairment of property and equipment	—	13	—
Minority interest	5	18	18
Income tax benefit	(9)	(25)	(9)-	(5)
Interest, net	19	65	70
Other expense	3	22 (1)	1

Adjusted EBITDA (Non-GAAP)	$41	$178	$220-$230

(1)	Includes the loss on early retirement of the 7.114% note and estimated 2004 Baymont integration expenses.

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La Quinta Corporation
Schedule D
Other Supplemental Information
(Unaudited)

	Three months ended		Nine months ended
Capital Expenditures	September 30,		September 30,
(In millions)	2004	2003	2004	2003
Capital expenditures	$17	$8	$46	$40

Selected Balance Sheet Data

	September 30,	December 31,
(In millions)	2004	2003
		(Audited)
Property and equipment, net	$2,456	$2,144
Cash and cash equivalents (A)	100	327
Investment in securities (B)(1)	—	122
Total assets	2,799	2,806
Total indebtedness (C)	926	895
Total liabilities	1,201	1,183
Minority interest (D)	206	206
Total shareholders’ equity (E)	1,391	1,417
Net debt to total capitalization Equal to (C-B-A)/(E+D+C-B-A)	34%	22%

(1)	On August 16, 2004, the Company exercised its option to repurchase the $150 million 7.114% note. Concurrent with this transaction, the Company received a $122 million contemporaneous distribution for our investment in the 7.114% Exercisable Put Option Securities.

Debt Maturity Schedule
(In millions)

At September 30,
Year	2004
2004	$—
2005	116
2006	20
2007	210
2008	50
2009 and thereafter	530
Total debt	$926
Less: Cash and cash equivalents	(100)

Net debt	$826

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La Quinta Corporation
Schedule E
Summary Lodging Statistics
(Unaudited)

	Three months ended			Three months ended
	September 30, 2004			September 30, 2003			Change
	Occ	ADR	RevPAR	Occ	ADR	RevPAR	Occ	ADR	RevPAR
Comparable Hotels(1,2)	69.9%	$59.56	$41.63	69.2%	$57.68	$39.89	0.7 pts	3.3%	4.4%
Company Owned (1)
La Quinta Inns	68.7%	$56.81	$39.03	69.1%	$55.23	$38.14	(0.4) pts	2.9%	2.3%
La Quinta Inn & Suites	72.9%	$66.19	$48.28	68.9%	$63.73	$43.91	4.0 pts	3.9%	10.0%
Subtotal (La Quinta Owned)	69.9%	$59.56	$41.63	69.0%	$57.55	$39.72	0.9 pts	3.5%	4.8%
Baymont Inns & Suites(3)	65.2%	$53.73	$35.00	N/A	N/A	N/A	N/A	N/A	N/A
Total(4)	69.5%	$59.28	$41.22	69.0%	$57.55	$39.72	0.5 pts	3.0%	3.8%

	Nine months ended			Nine months ended
	September 30, 2004			September 30, 2003			Change
	Occ	ADR	RevPAR	Occ	ADR	RevPAR	Occ	ADR	RevPAR
Comparable Hotels(1,2)	68.2%	$58.99	$40.26	62.4%	$59.86	$37.38	5.8 pts	(1.5)%	7.7%
Company Owned (1)
La Quinta Inns	66.5%	$55.84	$37.11	61.8%	$56.68	$35.04	4.7 pts	(1.5)%	5.9%
La Quinta Inn & Suites	72.7%	$66.22	$48.14	63.3%	$67.53	$42.71	9.4 pts	(1.9)%	12.7%
Subtotal (La Quinta Owned)	68.2%	$58.94	$40.20	62.2%	$59.67	$37.12	6.0 pts	(1.2)%	8.3%
Baymont Inns & Suites(3)	65.2%	$53.73	$35.00	N/A	N/A	N/A	N/A	N/A	N/A
Total(4)	68.1%	$58.85	$40.09	62.2%	$59.67	$37.12	5.9 pts	(1.4)%	8.0%

Hotel and Room Count Data

	September 30, 2004		September 30, 2003
	Number of Hotels	Number of Rooms	Number of Hotels	Number of Rooms
Comparable Hotels (2,5)	274	35,797	274	35,804
Company-Owned (5)
La Quinta Inns	199	25,730	203	26,101
La Quinta Inn & Suites	75	10,067	74	10,068
Baymont Inns & Suites	89	9,120	—	—
Other	8	972	—	—
Franchised Hotels
La Quinta Inns	56	5,462	41	4,173
La Quinta Inn & Suites	53	4,272	41	3,262
Baymont Inns & Suites	87	7,416	—	—
Total	567	63,039	359	43,604

(1)	Excludes franchised operating statistics and statistics for three hotels reported in discontinued operations for the three and nine months ended September 30, 2003.

(2)	Comparable hotels for the three and nine months ended September 30, 2004 and 2003 excludes two hotels classified as held for sale, representing 250 rooms in aggregate.

(3)	Represents operating statistics from September 3, 2004 through September 30, 2004. N/A means “not available.”

(4)	Includes results from September 3, 2004 through September 30, 2004 for seven Woodfield Suites and one Budgetel property.

(5)	Excludes three hotels (366 rooms) reported in discontinued operations for the three and nine months ended September 30, 2003. All three hotels were sold in 2003.